                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           METRO-GOLDWYN-MAYER INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      [LOGO OF METRO-GOLDWYN-MAYER INC.]
                           METRO-GOLDWYN-MAYER INC.

                                ---------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 2, 2001
                                ---------------

To Our Stockholders:

  The Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company"), will be held at the St. Regis Hotel, 2055 Avenue of the Stars, Los Angeles, CA 90067, on May 2, 2001, at 10:00 a.m., local time (the "Annual Meeting"), for the following purposes:

    1. To elect a Board of Directors;

    2. To consider and act upon a proposal regarding the issuance of 15,715,667 shares of the common stock of the Company to the Company's principal stockholder;

    3. To consider and act upon the approval and ratification of an amendment to the Amended and Restated 1996 Stock Incentive Plan;

    4. To consider and act upon the approval and ratification of an amendment to the 2000 Employee Incentive Plan;

    5. To consider and act upon the ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

    6. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Stockholders of record at the close of business on March 6, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder, during ordinary business hours, at the Company's executive offices for a period of 10 days prior to the meeting date.

  Please date, sign and return the enclosed proxy whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting, please also check the appropriate box on the enclosed proxy and detach the admission ticket to present at the meeting.

                PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.
 Use the enclosed envelope which requires no postage for mailing in the United
                                    States.

                                      By Order of the Board of Directors,

                                      /s/ WILLIAM ALLEN JONES
                                      William Allen Jones
                                      Senior Executive Vice President
                                      and Secretary

Santa Monica, California
March 30, 2001

                           METRO-GOLDWYN-MAYER INC.
                             2500 Broadway Street
                        Santa Monica, California 90404
                                (310) 449-3000

                               ----------------

                                PROXY STATEMENT
                                March 30, 2001

                               ----------------

General

  The accompanying form of proxy and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of Metro-Goldwyn-Mayer Inc. in connection with the Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc. to be held at 10:00 a.m., local time, on May 2, 2001 at the St. Regis Hotel, 2055 Avenue of the Stars, Los Angeles, CA 90067 (the "Annual Meeting") and at any and all postponements and adjournments thereof. Metro-Goldwyn-Mayer Inc., together with its direct and indirect subsidiaries, is hereinafter referred to as the "Company," unless the context indicates otherwise.

  This Proxy Statement and accompanying proxy were first mailed to stockholders on or about March 30, 2001. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding the common stock, $.01 par value per share, of the Company (the "Common Stock") in their names or in the names of their nominees for their reasonable out-of-pocket charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the Common Stock.

Voting Rights and Outstanding Shares

  Only stockholders of record of the Common Stock as of March 6, 2001 will be entitled to vote at the Annual Meeting. The authorized capital stock of the Company presently consists of 500,000,000 shares of the Common Stock and 25,000,000 shares of preferred stock, $.01 par value per share. On March 6, 2001, there were issued and outstanding 218,150,012 shares of the Common Stock, which constitutes all of the outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each share of the Common Stock is entitled to one vote on all matters to come before the Annual Meeting. A total of 15,715,667 shares of the Company's non-voting Series B Preferred Stock, $.01 par value per share (the "Preferred Stock"), are issued and outstanding.

  The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

  Directors will be elected by a plurality of the votes of the shares of the Common Stock present in person or represented by proxy. For each other proposal to be acted upon at the Annual Meeting, the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval.

  With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the proposal on which the abstention is voted. Therefore, such abstentions will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

  Proxies must be signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

  The Common Stock does not have cumulative voting rights.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth the beneficial ownership of the Common Stock as of March 6, 2001 of (i) each director of the Company, (ii) the "Named Executive Officers" (as defined in "Executive Compensation" below), (iii) the directors and Named Executive Officers of the Company as a group and (iv) each person who at such time, to the Company's knowledge, beneficially owned more than five percent of the outstanding shares of the Common Stock of the Company.

                                                      Number of  Percentage
        Name and Address of Beneficial Owner(1)       Shares(2)   of Class
        ---------------------------------------      ----------- ----------
   The Tracinda Group(3)............................ 179,276,977    82.2%
    150 S. Rodeo Drive
    Beverly Hills, CA 90212

   Alex Yemenidjian(4)..............................   4,100,000     1.8

   Christopher J. McGurk(5).........................   1,580,136      *

   James D. Aljian..................................      13,731      *

   Francis Ford Coppola.............................       1,950      *

   Willie D. Davis(6)...............................       2,489      *

   Michael R. Gleason(7)............................     347,814      *

   Alexander M. Haig, Jr............................         --     --

   Kirk Kerkorian(8)................................ 179,276,977    82.2
    150 S. Rodeo Drive
    Beverly Hills, CA 90212

   Frank G. Mancuso(6)(9)...........................   2,404,405     1.1

   Priscilla Presley(6).............................         478      *

   Henry D. Winterstern(6)..........................         336      *

   Jerome B. York(6)................................      19,516      *

   William A. Jones(10).............................     190,237      *

   Jay Rakow........................................         --      --

   Daniel J. Taylor (11)............................     129,853      *

   Robert Brada(12).................................       1,275      *

   All directors and Named Executive Officers as a
    group (16 persons).............................. 188,069,197    83.4

--------
  *Less than 1 percent.

 (1) Unless otherwise indicated, the address for the persons listed is 2500 Broadway Street, Santa Monica, CA 90404.

 (2) The number of shares shown includes shares over which the person named has either sole or shared voting or investment power and shares as to which certain directors and executive officers disclaim beneficial ownership. The shares of the Common Stock which a person has the right to acquire within 60 days of March 6, 2001 and the shares of Common Stock underlying options that are vested as of March 6, 2001 or that will become vested within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options or other rights, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. As a result, the aggregate percentage ownership of the Common Stock shown above may exceed 100 percent.

 (3) The Tracinda Group refers to, collectively, Tracinda Corporation ("Tracinda") and a Delaware corporation that is principally owned by Tracinda. All of the shares of the Common Stock held by the Tracinda Group are pledged to a group of banks to secure a syndicated credit facility to the Tracinda Group. In addition, Tracinda owns 15,715,667 shares of Preferred Stock. Upon approval by the stockholders of Proposal 2, the Preferred Stock will be convertible into 15,715,667 shares of Common Stock and the Tracinda Group will beneficially own 194,992,644 shares of Common Stock (approximately 83.4 percent of the outstanding Common Stock).

 (4) Includes: 4,000,000 shares of the Common Stock underlying options vested as of March 6, 2001 or that will become vested within 60 days of such date.

 (5) Includes: 1,237,500 shares of the Common Stock underlying options vested as of March 6, 2001 or that will become vested within 60 days of such date and 561 shares of the Common Stock allocated to Mr. McGurk's account in the Savings Plan (as defined in "Benefit Plans--MGM Savings Plan") as of March 6, 2001.

 (6) Includes: with respect to Messrs. Davis, Mancuso, Winterstern and York and Ms. Presley, 302, 336, 336, 403 and 168 shares, respectively, of the Common Stock, representing in each case the estimated number of shares of the Common Stock, based on a per share price of $18.60 as of March 6, 2001, to be issued under the Director Plan (as defined in "Election of Directors--Information Regarding the Board of Directors and Certain Committees") within 60 days of March 6, 2001. See "--Director Compensation."

 (7) Mr. Gleason is sole director of Culmen Investments, L.P. ("Culmen") and President and sole director of Celsus Financial Corp. ("Celsus").
     Includes: 170,000 shares of the Common Stock owned by Culmen and l77,814 shares (as adjusted) issuable at a price of $5.63 (as adjusted) pursuant to a presently exercisable stock option held by Celsus, which option expires on October 10, 2002.

 (8) Mr. Kerkorian is the chief executive officer, president, and sole stockholder and director of Tracinda. Represents 179,276,977 shares of the Common Stock owned by the Tracinda Group. See footnote (3) above.

 (9) Includes: 1,745,680 shares of the Common Stock underlying options vested as of March 6, 2001 or that will become vested within 60 days of such date and one share of the Common Stock allocated to Mr. Mancuso's account in the Savings Plan as of March 6, 2001. Also includes 7,578 shares of the Common Stock owned by Mr. Mancuso's children and grandchildren as to which Mr. Mancuso disclaims beneficial ownership.

(10) Includes: 148,890 shares of the Common Stock underlying options vested as of March 6, 2001 or that will become vested within 60 days of such date and 1,347 shares of the Common Stock allocated to Mr. Jones' account in the Savings Plan as of March 6, 2001.

(11) Includes: 127,000 shares of the Common Stock underlying options vested as of March 6, 2001 or that will become vested within 60 days of such date and 1,323 shares of the Common Stock allocated to Mr. Taylor's account in the Savings Plan as of March 6, 2001.

(12) Includes: 1,064 shares of the Common Stock allocated to Mr. Brada's account in the Savings Plan as of March 6, 2001.

Shareholders Agreement

  The following is a summary description of the material terms of the Amended and Restated Shareholders Agreement (the "Shareholders Agreement") dated as of August 4, 1997, as amended, by and among the Company, Metro-Goldwyn-Mayer Studios Inc. ("MGM Studios"), the Tracinda Group and the current and former executives specified on the signature pages thereto (such specified persons, collectively, "Executives"). This summary description does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Shareholders Agreement, a copy of which is filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. For purposes of the Shareholders Agreement, any shares of the Common Stock beneficially owned, directly or indirectly, by any member of the Tracinda Group will be deemed to be owned by Tracinda.

  Tag-Along Rights. The Tracinda Group has agreed to be bound by certain "tag-along" restrictions with respect to certain transfers of its shares of the Common Stock. Subject to certain exceptions, if any member of the Tracinda Group desires to transfer shares of the Common Stock beneficially owned by it, directly or indirectly, in whole or in part (a "Tag-Along Sale"), then each Executive shall have the right, but not the obligation, (i) to exercise certain options held by such Executive pursuant to the 1996 Incentive Plan (as defined below) to the extent required to realize the "tag-along" rights of such Executive and (ii) to elect that such member of the Tracinda Group be obligated to require, as a condition to such Tag-Along Sale, that the proposed purchaser purchase from each such electing Executive a proportional number of shares.

  Registration Rights. Subject to certain exceptions and conditions, the Tracinda Group and the Executives have the right to make up to three requests, in the case of the Tracinda Group, and up to two requests with respect to all of the Executives, for registration ("Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of the Common Stock or certain other securities (the "Registrable Securities") held by them. Any request for a Demand Registration must include such Registrable Securities with an estimated value of no less than $50 million. Demand Registration requests may be for shelf registrations covering sales on a delayed or continuous basis.

  In addition, if the Company proposes to register any of its equity securities under the Securities Act (other than (a) a registration on Form S-4 or Form S-8 or (b) a registration in connection with a pro rata distribution of rights to subscribe for shares of the Common Stock), whether or not for sale for its own account, then, subject to certain exceptions and conditions, each member of the Tracinda Group and each of the Executives shall be entitled to request that the Registrable Securities of the same class beneficially owned by such party be included in such registration (a "Piggyback Registration").

  The Company will pay all of the expenses of any Demand or Piggyback Registration, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from the Company against certain liabilities, including liabilities under the Securities Act.

  Certain Holdback Agreements. The Tracinda Group and each of the Executives have agreed, under certain circumstances, if requested by the Company or any managing underwriters of a registration of securities of the Company, not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for equity securities, for a period not to exceed the period commencing with the date seven days prior to and ending with the date 180 days after the effective date of any underwritten registration by the Company of the securities (except as part of such underwritten registration). The Company has agreed to a similar restriction (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor forms) and to use its best efforts to cause certain holders of its capital stock (other than in a registered public offering) to so agree.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The following table sets forth the name of each nominee (the "Nominee") for election as a director of the Company and provides information concerning such Nominee's principal occupation for at least the past five years, age as of March 6, 2001, and certain other matters. Directors of the Company hold office until the next annual meeting of stockholders, until their respective successors are duly qualified or until their earlier resignation or removal.

  The Nominees are all current members of the Board of Directors. All proxies received by the Board of Directors will be voted for such Nominees, unless directions to the contrary are given. In the event that any Nominee is unable to or declines to serve, an event that is not anticipated, the proxies will be voted for the election of another nominee designated by the Board of Directors or, if none is so designated, will be voted according to the judgment of the person or persons voting the proxy.

The Board of Directors recommends that stockholders vote "FOR" the Nominees.

             Name              Age Principal Occupation and Other Directorships
             ----              --- --------------------------------------------
 Alex Yemenidjian............   45 Mr. Yemenidjian has been Chairman of the
                                   Board and Chief Executive Officer of the
                                   Company since April 1999 and has been a
                                   director of the Company since November 1997.
                                   Mr. Yemenidjian currently serves as a
                                   director of MGM MIRAGE (formerly MGM Grand,
                                   Inc.), a position he has held since 1989.
                                   From July 1995 through December 1999, Mr.
                                   Yemenidjian served as President of MGM
                                   MIRAGE. Mr. Yemenidjian also served MGM
                                   MIRAGE in other capacities during such
                                   period, including as Chief Operating Officer
                                   from June 1995 until April 1999 and as Chief
                                   Financial Officer from May 1994 to January
                                   1998. In addition, Mr. Yemenidjian served as
                                   an executive of Tracinda from January 1990
                                   to January 1997 and from February 1999 to
                                   April 1999.

 Christopher J. McGurk.......   44 Mr. McGurk has been Vice Chairman of the
                                   Board and Chief Operating Officer of the
                                   Company since April 1999. From November 1996
                                   until joining the Company, Mr. McGurk served
                                   in executive capacities with Universal
                                   Pictures, a division of Universal Studios
                                   Inc., most recently as President and Chief
                                   Operating Officer. Prior to joining
                                   Universal, Mr. McGurk served eight years in
                                   executive capacities at The Walt Disney
                                   Company, including as President, Motion
                                   Pictures Group, Walt Disney Studios from
                                   1994 to 1996 and as Executive Vice President
                                   and Chief Financial Officer from 1990 to
                                   1994.

 James D. Aljian.............   68 Mr. Aljian has been a director of the
                                   Company since October 1996. Mr. Aljian has
                                   served as an executive of Tracinda since
                                   October 1987. In addition, Mr. Aljian serves
                                   on the board of directors of MGM MIRAGE.

 Francis Ford Coppola........   61 Mr. Coppola has been a director of the
                                   Company since January 1998. Since 1993, Mr.
                                   Coppola has been the owner, Chairman and
                                   President of American Zoetrope, a film
                                   company based in San Francisco. Mr. Coppola
                                   is also a five-time Oscar-winning director,
                                   writer and producer. Mr. Coppola previously
                                   served on the board of directors of MGM
                                   Studios from December 1993 to October 1996.

             Name              Age Principal Occupation and Other Directorships
             ----              --- --------------------------------------------
 Willie D. Davis.............   66 Mr. Davis has been a director of the Company
                                   since November 1998. Mr. Davis is President
                                   and a director of All-Pro Broadcasting,
                                   Inc., an AM and FM radio broadcasting
                                   company. Mr. Davis has served on the board
                                   of directors of MGM MIRAGE since 1989 and
                                   serves on the boards of directors of Sara
                                   Lee Corporation, K-Mart Corporation, Johnson
                                   Controls, Inc., Alliance Bank, WICOR Inc.,
                                   Dow Chemical Company, Checkers Drive-In
                                   Restaurants, Inc., Strong Fund and Bassett
                                   Furniture Industries, Incorporated.

 Michael R. Gleason..........   46 Mr. Gleason has been a director and part-
                                   time employee of the Company since August
                                   2000 and was a director of the Company from
                                   October 1996 until September 1998. Mr.
                                   Gleason is the Managing Partner of the
                                   Culmen Group, which has investments in oil
                                   and gas production, real estate, public and
                                   private equity and fixed income securities
                                   and media. Mr. Gleason has served as (i)
                                   President of MPK Capital, Inc., the general
                                   partner of Culmen Group, L.P., a Texas
                                   limited partnership, since November 1993,
                                   (ii) President of Celsus Financial Corp., a
                                   Delaware corporation, since July 1996 and
                                   (iii) President and sole director of CTP,
                                   Inc., the general partner of Culmen
                                   Technology Partners, L.P., a Texas limited
                                   partnership, since February 2000. Mr.
                                   Gleason also represents Seven Network
                                   Limited in the United States and serves as
                                   Vice President of Seven Network
                                   (United States), Inc.

 Alexander M. Haig, Jr. .....   76 Mr. Haig has been a director of and
                                   consultant to the Company since November
                                   1998. Mr. Haig is Chairman of Worldwide
                                   Associates Inc., an international business
                                   advisory firm. In addition, Mr. Haig has
                                   served on the board of directors and as a
                                   consultant to MGM MIRAGE since 1990 and
                                   serves on the boards of directors of
                                   Interneuron Pharmaceuticals, Inc. and
                                   CompuServe Interactive Services, Inc.

 Kirk Kerkorian..............   83 Mr. Kerkorian has been a director of the
                                   Company since October 1996 and has had a
                                   professional relationship with MGM Studios
                                   and its predecessors for over 25 years. Mr.
                                   Kerkorian has served as Chief Executive
                                   Officer, President and sole director and
                                   stockholder of Tracinda for more than the
                                   past five years. In addition, Mr. Kerkorian
                                   serves on the board of directors of MGM
                                   MIRAGE.

 Frank G. Mancuso............   67 Mr. Mancuso has been a director of the
                                   Company since October 1996. Mr. Mancuso was
                                   Chairman of the Board and Chief Executive
                                   Officer of the Company from October 1996 to
                                   April 1999 and was the Chairman of the Board
                                   and Chief Executive Officer of MGM Studios
                                   from July 1993 to April 1999. Prior to
                                   joining MGM Studios, Mr. Mancuso was
                                   Chairman and Chief Executive Officer of
                                   Paramount Pictures Corporation from
                                   September 1984 to May 1991, having served
                                   Paramount in numerous other capacities
                                   beginning in 1963.

 Priscilla Presley...........   55 Ms. Presley has been a director of the
                                   Company since November 2000. Ms. Presley has
                                   served as Chairperson and President of Elvis
                                   Presley Enterprises, Inc. since 1982. In
                                   addition to being an actress, author and
                                   producer, Ms. Presley has been President of
                                   Graceland Enterprises, Inc. since 1979.
                                   Concurrently, starting in 1988, Ms. Presley
                                   has been the developer and spokesperson for
                                   an international fragrance line. In
                                   addition, Ms. Presley is President of
                                   Rockster Records, Inc., a new record label.

             Name              Age Principal Occupation and Other Directorships
             ----              --- --------------------------------------------
 Henry D. Winterstern........   43 Mr. Winterstern has been a director of the
                                   Company since February 2001. Mr. Winterstern
                                   has been the owner and President of
                                   Winterstern & Associates Inc., an investment
                                   firm specializing in commercial transactions
                                   in the real estate and media sectors, since
                                   1993. Between 1991 and 1993, Mr. Winterstern
                                   served as an advisor to the North American
                                   Trust Co., the National Trust Co. and the
                                   Ultramar Corporation. Prior to 1991,
                                   Mr. Winterstern served as Senior Associate
                                   with the Edgecombe Group, the finance and
                                   realty arm of the North American Life
                                   Assurance Co. of Canada. Mr. Winterstern
                                   served on the board of directors of the
                                   Consoltex Group from May 1996 to October
                                   1999 and as Vice Chairman from May 1997 to
                                   October 1999. Mr. Winterstern has served on
                                   the board of directors of the Algo Group
                                   since June 1998 and as Vice Chairman since
                                   September 2000 and serves on the boards of
                                   directors of the Mosaic Media Group and
                                   Sceno Plus.

 Jerome B. York..............   62 Mr. York has been a director of the Company
                                   since October 1996. Mr. York is Chairman,
                                   President and Chief Executive Officer of
                                   MicroWarehouse, Inc., a reseller of computer
                                   hardware, software and peripheral products.
                                   Mr. York previously served as Vice Chairman
                                   of Tracinda from September 1995 to October
                                   1999. Prior to joining Tracinda, Mr. York
                                   served as Senior Vice President and Chief
                                   Financial Officer of IBM Corporation from
                                   May 1993 to September 1995 and as a director
                                   of IBM Corporation from January 1995 to
                                   September 1995. Prior thereto, Mr. York
                                   served as Executive Vice President-Finance
                                   and Chief Financial Officer of Chrysler
                                   Corporation from May 1990 to May 1993 and as
                                   a director of Chrysler Corporation from
                                   April 1992 to May 1993. In addition,
                                   Mr. York serves on the boards of directors
                                   of MGM MIRAGE, Apple Computer, Inc. and
                                   National TechTeam, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

  To the Company's knowledge (based solely upon a review of the copies of Section 16(a) reports furnished to the Company and representations that no other reports were required), during the year ended December 31, 2000, the Company's officers, directors and 10 percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Information Regarding the Board of Directors and Certain Committees

  Board Meetings. The Board of Directors held three meetings and acted three times by written consent during 2000. All directors during 2000 attended at least 80 percent of the meetings of the Board of Directors and committees on which they served (held during the period for which they served). The Board of Directors does not have a standing nominating committee. The candidates for election at this Annual Meeting were nominated by the Board of Directors.

  Executive Committee. The Executive Committee of the Board of Directors of the Company (the "Executive Committee") was established on December 16, 1997 and currently consists of Messrs. Aljian, Coppola, Kerkorian, McGurk, Yemenidjian (Chairman) and York. The Executive Committee exercises all the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors, except as limited by the Delaware General Corporation Law. The Executive Committee held five meetings and acted three times by written consent during 2000.

  Audit Committee. The Audit Committee of the Board of Directors of the Company (the "Audit Committee") was established on October 10, 1996 and currently consists of Messrs. Davis, Haig and York (Chairman). The function of the Audit Committee is to: (i) review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) meet and consult with, and receive reports from, the Company's independent auditors, its financial and accounting staff and its internal audit department regarding internal controls; and (iii) review and act with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The Audit Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member. Mr. York was employed by Tracinda within the last three years although he is no longer so employed. The Board of Directors has determined in its business judgment that (i) by virtue of Mr. York's extensive background and expertise in accounting and financial management matters and (ii) notwithstanding such prior employment by Tracinda, service by Mr. York on the Audit Committee is required by the best interests of the Company and its stockholders. See "Audit Committee Report." The Audit Committee met five times during 2000.

  Compensation Committee; Subcommittees; Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), was established on November 7, 1997 and currently consists of Messrs. Davis, Haig and York (Chairman), all of whom are directors of MGM MIRAGE, an affiliate of Tracinda. The Compensation Committee is responsible for administering the Company's stock incentive plans and the 2000 Employee Incentive Plan (as defined below) as well as monitoring, reviewing, approving and making recommendations to the Board of Directors with respect to the Company's compensation policies, including the granting of awards under the Company's incentive plans. See "Compensation Committee Report on Executive Compensation." The Compensation Committee held no meetings during 2000 and acted by written consent 26 times.

  In April 1999, the Company formed the Performance-Based Compensation and
Section 16 Subcommittees of the Compensation Committee (the "Section 162(m) Subcommittee" and "Section 16 Subcommittee," respectively.) The Section 162(m) Subcommittee is responsible for granting compensation that is potentially subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), including awards to the Named Executive Officers under the Company's 1996 Incentive Plan (as defined below) and 2000 Employee Incentive Plan. See "Proposal 4--Approval and Ratification of an Amendment to the 2000 Employee Incentive Plan." The Section 162(m) Subcommittee currently consists of Messrs. Davis and York. The Section 16 Subcommittee (which has been discontinued) was responsible for granting awards under the Company's 1996 Incentive Plan that were potentially subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. The Section 16 Subcommittee consisted of Messrs. Davis and Haig. The Section 162(m) Subcommittee held no meetings during 2000 and acted by written consent five times. No meetings of the
Section 16 Subcommittee were held during 2000.

  Bonus Plan Committee. The Bonus Plan Committee of the Board of Directors of the Company (the "Bonus Plan Committee") was established in November 1997 and is comprised of the same members as the Section 162(m) Subcommittee. The Bonus Plan Committee, which is responsible for administering the Senior Management Bonus Plan (as defined below), held no meetings during 2000 and acted by written consent once.

  Non-Employee Director Plan Committee. The Non-Employee Director Stock Plan Committee of the Board of Directors of the Company (the "Director Plan Committee") is comprised of the Messrs. McGurk and Yemenidjian (Chairman). The Director Plan Committee is responsible for administering the 1998 Non-Employee Director Stock Plan (the "Director Plan"). No meetings of the Director Plan Committee were held during 2000. See "--Director Compensation."

Director Compensation

  Each director of the Company who is not an employee of the Company (a "Non-Employee Director"), currently nine persons, is paid (i) $25,000 per annum for serving as a director of the Company, (ii) $15,000 per annum additional if such Non-Employee Director is a member of the Executive Committee, (iii) $2,000 per meeting (up to a maximum of $10,000 per annum) for attendance at Audit Committee meetings if such Non-Employee Director is a member of the Audit Committee, and (iv) $4,000 per annum for attendance at Compensation Committee and Bonus Plan Committee meetings if such Non-Employee Director is a member of the Compensation Committee or Bonus Plan Committee, as applicable. No additional compensation is paid for attendance at meetings of the Section 162(m) Subcommittee. Upon approval by the stockholders of Proposal 3, it is expected that Non-Employee Directors will receive non-qualified stock options from time to time in addition to other compensation for service on the Board of Directors and its committees.

  Mr. Haig, a member of the Board of Directors of the Company, renders consulting services to the Company for which he receives fees at the rate of $50,000 per annum.

  Mr. Gleason, a member of the Board of Directors of the Company, is a part-time employee of the Company rendering services in the areas of capital markets and corporate strategy. For such services, he is paid a salary of $25,000 per annum and reimbursement for his reasonable expenses in the performance of his duties. In addition, Mr. Gleason was granted an option to purchase 300,000 shares of the Common Stock at an exercise price of $25.13 per share, the fair market value of the Common Stock on the date of grant.

  Pursuant to the Director Plan, each Non-Employee Director is entitled to elect to receive all or a portion of the compensation received as a director ("Election Amount") in the form of shares of the Common Stock. Shares are issued under the Director Plan in equal quarterly installments (based on the Election Amount), and the actual number of shares of the Common Stock to be received by a Non-Employee Director will be determined based on the fair market value of the Common Stock on the date of issuance. Up to 100,000 shares of the Common Stock, subject to certain adjustments, have been reserved for issuance under the Director Plan. The Director Plan is administered by the Director Plan Committee, which has the power to amend the Director Plan, subject to certain limitations. During the 2000 plan year, commencing the day immediately following the 2000 annual meeting and ending on the date of the Annual Meeting, five Non-Employee Directors elected to participate in the Director Plan: Messrs. Davis, Mancuso, Winterstern and York and Ms. Presley, and elected to receive 50%, 100%, 100%, 50% and 50%, respectively, of their annual compensation as directors in shares of the Common Stock. As of March 6, 2001, the Company had issued an aggregate of 11,104 shares of the Common Stock under the Director Plan as follows: 1,759 shares were issued to Mr. Aljian, 1,785 shares were issued to Mr. Coppola, 1,933 shares were issued to Mr. Davis, 1,985 shares were issued to Mr. Mancuso, 310 shares were issued to Ms. Presley and 3,332 shares were issued to Mr. York.

  In addition, directors who are not full-time employees of the Company receive reimbursement for out-of-pocket expenses in attending meetings of the Board of Directors and any committees thereof on which they serve. See "Certain Relationships and Related Transactions" for a description of certain transactions involving directors or their affiliates and the Company.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors of the Company is composed of three directors and operates under a written charter adopted by the Board of Directors on May 4, 2000, a copy of which is attached to this Proxy Statement as Appendix A. The Company's management is responsible for the Company's internal accounting controls and the financial reporting process. The Company's independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

  In keeping with that responsibility, the Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of, and for the period ended, December 31, 2000. In addition, the Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence. In addition, the Audit Committee has considered whether the provision of information technology and other non-audit services by the independent auditors is compatible with such independence.

Audit Fees

  Fees for the fiscal year 2000 audit and the review of Forms 10-Q were $574,000.

Financial Information Systems Design and Implementation Fees

  Fees related to financial information systems design and implementation rendered by Arthur Andersen LLP for the fiscal year ended December 31, 2000 were $675,000.

All Other Fees

  Aggregate fees for all other services (including tax compliance, research and consulting, financial due diligence and registration statements) rendered by Arthur Andersen LLP for the fiscal year ended December 31, 2000 were $681,000.

  Based on the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

  The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such report by reference therein.

                                          AUDIT COMMITTEE:

                                          Jerome B. York (Chairman)
                                          Willie D. Davis
                                          Alexander M. Haig, Jr.

                            EXECUTIVE COMPENSATION

Executive Compensation Summary

  Compensation Summary. The following table sets forth the cash and other compensation (including cash bonuses) paid or awarded by the Company for the fiscal years ended December 31, 2000, 1999 and 1998, as applicable, to the "Named Executive Officers," consisting of: (i) Messrs. Yemenidjian and McGurk;
(ii) the other three most highly compensated executive officers of the Company who were serving as executive officers on December 31, 2000 (together with Messrs. Yemenidjian and McGurk, the "Current Executive Officers"); and (iii) one person who would have been among the four most highly compensated executive officers in 2000 but for the fact that he was no longer serving as an executive officer of the Company on December 31, 2000 (the "Former Executive Officer").

                          Summary Compensation Table

                                                             Long-Term
                                  Annual Compensation       Compensation
                                ----------------------- ------------------------
                                                                      Securities
                                                          Bonus       Underlying
   Name and Principal                                   Interests      Options          All Other
        Position           Year Salary ($) Bonus ($)(1)    (#)          (#)(2)       Compensation ($)
   ------------------      ---- ---------- ------------ ---------     ----------     ----------------
Current Executive
 Officers
Alex Yemenidjian(3) .....  2000 $2,596,154  $1,298,909       --              --         $      --
 Chairman of the Board     1999  1,576,923         --        --       10,000,000           164,670
 and Chief Executive
 Officer

Christopher J. McGurk(4).  2000  2,125,962   1,078,094       --          150,000             6,800(5)
 Vice Chairman of the      1999  1,238,462         --        --        3,000,000         9,012,500
 Board and Chief
 Operating Officer

William A. Jones ........  2000    688,100     253,287       --           10,416            27,995(6)
 Senior Executive Vice     1999    644,927         --        --              --             27,595
 President and Secretary   1998    598,325         --        --          159,584            27,595

Jay Rakow(7) ............  2000    198,077         --        --          500,000               --
 Senior Executive Vice
 President and General
 Counsel

Daniel J. Taylor ........  2000    856,754     441,629   (83,334)(8)     570,832             6,800(9)
 Senior Executive Vice     1999    774,254         --        --              --              6,400
 President and Chief       1998    573,161      45,333    29,292         179,168            69,293
 Financial Officer

Former Executive Officer
Robert Brada(10) ........  2000    268,101               (40,584)(11)      7,708(12)         6,800(13)
 Executive Vice President  1999    444,738         --        --              --              6,400
 and General Counsel       1998    327,301      50,000    40,584          87,292             6,400

--------
 (1) Bonus awards with respect to 2000 were made pursuant to the 2000 Employee Incentive Plan. See "Compensation Committee Report on Executive Compensation--Annual Performance-Based Bonus."

 (2) With respect to 1998, certain options granted under the 1996 Incentive Plan were canceled and re-granted, and such number includes the number of re-granted options as follows: 79,792, 121,043 and 26,000 Series A Options and 79,792, 58,125 and 0 Series B Options re-granted to Messrs. Jones, Taylor and Brada, respectively. See "--Stock-Based Plans--1996 Incentive Plan."

 (3) Mr. Yemenidjian was appointed as Chairman of the Board and Chief Executive Officer of the Company effective April 26, 1999. Accordingly, the amounts shown in the table above with respect to "Annual
     Compensation" for 1999 are for a period of less than a full year. During 2000, Mr. Yemenidjian transferred 10,000,000 stock options to the Yemenidjian Family Trust dated May 1, 1990, of which Mr. Yemenidjian is sole trustee.

 (4) Mr. McGurk was appointed as Vice Chairman of the Board and Chief Operating Officer effective April 28, 1999. Accordingly, the amounts shown in the table above with respect to "Annual Compensation" for 1999 are for a period of less than a full year.

 (5) Represents a matching contribution of $6,800 paid by the Company for the benefit of Mr. McGurk under the Savings Plan.

 (6) Includes a matching contribution of $6,800 paid by the Company for the benefit of Mr. Jones under the Savings Plan and $21,195 in life insurance premiums paid by the Company for the benefit of Mr. Jones. See "-- Employment Agreements--William A. Jones."

 (7) Mr. Rakow was appointed Senior Executive Vice President and General Counsel of the Company effective August 7, 2000. Accordingly, the amounts shown in the table above with respect to "Annual Compensation" for 2000 are for a period of less than a full year.

 (8) Mr. Taylor was granted 54,042 Bonus Interests (as defined below) on November 6, 1997 pursuant to the Senior Management Bonus Plan and was granted the Taylor Additional Bonus (as defined below) on June 15, 1998, which was equivalent to 29,292 Bonus Interests and was only payable in certain circumstances. All rights to the Bonus Interests and the Taylor Additional Bonus were cancelled effective November 1, 2000 pursuant to an amendment to Mr. Taylor's employment agreement. See "--Employment Agreements--Daniel J. Taylor" and "--Stock-Based Plans--Senior Management Bonus Plan."

 (9) Represents a matching contribution of $6,800 paid by the Company for the benefit of Mr. Taylor under the Savings Plan. See "--Employment Agreements--Daniel J. Taylor."

(10) Mr. Brada resigned as Executive Vice President and General Counsel effective May 19, 2000. Accordingly, the amounts shown in the table above with respect to "Annual Compensation" for 2000 are for a period of less than a full year.

(11) In connection with his appointment as Executive Vice President on June 1, 1998 and as Executive Vice President and General Counsel on August 21, 1998, Mr. Brada was granted the Brada Additional Bonus (as defined below), which was equivalent to 40,584 Bonus Interests and was only payable in certain circumstances. All rights to the Brada Additional Bonus were cancelled effective May 19, 2000, the date of his resignation. See "--Employment Agreements--Robert Brada" and "--Stock-Based Plans-- Senior Management Bonus Plan."

(12) Mr. Brada resigned as Executive Vice President and General Counsel effective May 19, 2000, and thereafter 31,022 vested options were exercised and 63,978 unvested options (including 7,708 options granted in 2000) were subsequently cancelled.

(13) Represents a matching contribution of $6,800 paid by the Company for the benefit of Mr. Brada under the Savings Plan. See "--Employment Agreements--Robert Brada."

  Option Grants and Long Term Incentive Awards. The following table sets forth information with respect to grants of employee stock options issued by the Company to the Named Executive Officers for the fiscal year ended December 31, 2000. See "--Stock-Based Plans--1996 Incentive Plan." No other long-term incentive awards were made in 2000.

             Option Grants in Fiscal Year Ended December 31, 2000

                                       Individual Grants
                          --------------------------------------------
                                      Percent of                        Potential Realizable Value
                            Shares   Total Options                        at Assumed Annual Rates
                          Underlying  Granted to   Exercise            of Stock Price Appreciation
                           Options   Employees in  or Base                for Option Term ($)(2)
                           Granted    Fiscal Year   Price   Expiration ----------------------------
          Name               (#)        (%)(1)      ($/sh)     Date         5%            10%
          ----            ---------- ------------- -------- ---------- ------------- --------------
Current Executive
 Officers
Alex Yemenidjian........       --         --          --          --             --             --
Christopher J. McGurk...   150,000        4.8%      23.19     1/30/10      2,187,600      5,543,700
William A. Jones........    10,416         *        23.19     1/30/10        151,900        385,000
Jay Rakow...............   500,000       16.0%      24.88      8/1/10      7,823,500     19,826,200
Daniel J. Taylor........    20,832         *        23.19     1/30/10        303,800        769,900
                           550,000       17.7%      19.19    10/31/10      6,637,700     16,821,200

Former Executive Officer
Robert Brada(3).........     7,708         *        23.19     5/19/00        112,400        284,900

--------
 * Less than 1 percent.

(1) Based on a total of 3,116,082 stock options granted pursuant to the 1996 Incentive Plan during the fiscal year ended December 31, 2000. See "-- Stock-Based Plans--1996 Incentive Plan."

(2) The fair market value of the Common Stock was (i) $23.19 per share at the time of the option grants to Messrs. McGurk, Brada, Jones and the first grant to Mr. Taylor; (ii) $24.88 at the time of the grant to Mr. Rakow and
    (iii) $19.19 at the time of the second grant to Mr. Taylor, in each case based on the closing sale price per share of the Common Stock on the New York Stock Exchange (as reported by the Dow Jones News Retrieval) on the respective grant dates. Potential gains, if any, are net of exercise price, but before taxes associated with exercise. The 5 percent and 10 percent assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "Commission"). There can be no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the remaining option term will be at the assumed 5 percent and 10 percent levels or at any other defined level.

(3) Mr. Brada resigned effective May 19, 2000, and all unvested options, including 7,708 options granted in 2000, were cancelled.

  The following table sets forth information with respect to the ownership and value of options as of December 31, 2000 held by the Named Executive Officers. Other than as footnoted below with respect to Mr. Brada (a former Executive Officer), no Named Executive Officer exercised any options during the fiscal year ended December 31, 2000.

      Aggregated Option Exercises in Fiscal Year Ended December 31, 2000
                   and Option Values as of December 31, 2000

                          Securities Underlying Unexercised Value of Unexercised In-The-Money
                           Options at December 31, 2000(1)   Options at December 31, 2000(2)
                          --------------------------------- ---------------------------------
Name                      Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
----                      --------------- ----------------- --------------- -----------------
Current Executive
 Officers
Alex Yemenidjian........     3,333,333(3)     6,666,667(3)    $2,354,167       $4,708,334
Christopher J. McGurk...     1,000,000(4)     2,150,000(5)       706,250        1,412,500
William A. Jones........        66,494          103,506(6)        93,923          131,490
Jay Rakow...............           --           500,000(7)           --               --
Daniel J. Taylor........        68,112          681,888(8)        96,208          156,867

Former Executive Officer
Robert Brada(9).........           --               --               --               --

--------
(1) Represents the total number of options granted to the Named Executive Officers under the 1996 Incentive Plan. Unless otherwise indicated, all options listed above are exercisable at $14.90 per share. Such options generally vest over a period of five years. See "--Stock-Based Plans--1996 Incentive Plan."

(2) The closing sale price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, on December 29, 2000 (the last trading day prior to December 31, 2000) was $16.3125 per share.

(3) Fifty percent of the options represented hereby are exercisable at $30.00 per share. All options have been transferred to the Yemenidjian Living Trust dated May 1, 1990, of which Mr. Yemenidjian is sole trustee.

(4) Fifty percent of the options represented hereby are exercisable at $30.00 per share.

(5) Of the options represented hereby, 1,000,000 are exercisable at $30.00 per share and 150,000 at $23.19 per share.

(6) Of the options represented hereby, 10,416 are exercisable at $23.19 per share.

(7) All of the options represented hereby are exercisable at $24.88 per share.

(8) Of the options represented hereby, 20,832 are exercisable at $23.19 per share and 550,000 are exercisable at $19.19 per share.

(9) Mr. Brada resigned effective May 19, 2000 and thereafter received 31,022 shares of Common Stock upon the exercise of the vested options. The aggregate dollar value realized upon such exercise was $414,960. A total of 63,978 unvested options were subsequently cancelled.

  Pension Plans. The Company maintains a retirement plan (the "MGM Retirement Plan"), which covers substantially all of the employees of the Company. Effective as of December 31, 2000, the MGM Retirement Plan was amended to (i) freeze the benefit accrual service of all participants, (ii) prohibit the further accrual of benefits thereunder and (iii) prohibit any additional employees from commencing participation therein on or after January 1, 2001. See "Benefit Plans--MGM Retirement Plan." The following table sets forth estimated annual benefits payable upon retirement with regard to the MGM Retirement Plan.

                              Pension Plan Table

                                                    Years of Service(1)
                                            ------------------------------------
     Remuneration(2)                          15     20     25     30      35
     ---------------                        ------ ------ ------ ------- -------
      $ 50,000............................. 11,625 15,500 19,375  23,250  27,125
       100,000............................. 24,279 32,372 40,465  48,558  56,651
       150,000............................. 38,529 51,372 64,215  77,058  89,901
       160,000............................. 41,379 55,172 68,965  82,758  96,551
       200,000............................. 52,779 70,372 87,965 105,558 123,151

--------
(1) As of March 6, 2001, Messrs. Yemenidjian, McGurk, Jones, Rakow and Taylor were credited with 1, 1, 18, 0 and 9 years of service, respectively. On May 19, 2000, the date of his resignation, Mr. Brada was credited with 4 years of service.
(2) The compensation covered by the MGM Retirement Plan includes base salary only. The pension to which a participant is entitled is an annual amount equal to (i) 1.55 percent of annual base salary up to the Social Security wage base ($76,200 for 2000), plus 1.9 percent of annual base salary above the Social Security wage base up to the maximum allowable under the MGM Retirement Plan (currently $170,000 per year) for each year of credited service up to 35 years, plus (ii) 1.55 percent of total annual base salary up to the maximum allowable under the MGM Retirement Plan for each year of service in excess of 35. Benefits become vested upon completion of five years of service. For each of the Named Executive Officers currently employed by the Company, the current compensation covered by the MGM Retirement Plan is the maximum allowable under the MGM Retirement Plan, which is substantially less than the annual compensation for each such Named Executive Officer listed in the "Salary" column of the Summary Compensation Table.

Stock-Based Plans

  1996 Incentive Plan. The Company has an Amended and Restated 1996 Stock Incentive Plan (the "1996 Incentive Plan"). Awards under the 1996 Incentive Plan are generally not restricted to any specific form or structure and may include, without limitation, qualified or non-qualified stock options, incentive stock options, restricted stock awards and stock appreciation rights (collectively, "Awards"). Awards may be conditioned on continued employment, have various vesting schedules and accelerated vesting and exercisability provisions in the event of, among other things, a change in control of the Company. The 1996 Incentive Plan is administered by the Compensation Committee, which has broad authority to amend the plan.

  An aggregate of 8,125,065 shares of the Common Stock was originally reserved and authorized for issuance under the 1996 Incentive Plan. An additional 21,874,935 shares (for an aggregate of 30,000,000 shares) were subsequently reserved and authorized for issuance under the 1996 Incentive Plan. As of December 31, 2000, 500,000 shares of the Common Stock had been issued as a stock bonus (of which 177,500 were subsequently reacquired by the Company as treasury shares) and options to purchase 25,420,714 shares of the Common Stock were outstanding. Of the outstanding options, 22,880,645 are held by the Named Executive Officers and certain other current and former senior employees (the "Executive Options") and 2,540,069 are held by approximately 400 other employees of the Company (the "Employee Options"). All of the outstanding options generally vest over a period of five years and are not exercisable unless vested. In addition, 829,171 of the Executive Options cannot be exercised until December 31, 2001 (subject in each case to early vesting and, depending on the circumstances, early exercisability in certain events, including the death or permanent disability of the optionee, termination of the optionee's employment under certain circumstances or a "Designated Change in Control" of the Company (as defined in the 1996 Incentive Plan)).

  The foregoing description of the 1996 Incentive Plan is qualified in all respects by the actual provisions of the 1996 Incentive Plan which is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998. See "Proposal 3--Approval and Ratification of Amendment to Amended and Restated 1996 Stock Incentive Plan."

  Senior Management Bonus Plan. The Company has a Senior Management Bonus Plan (the "Senior Management Bonus Plan") under which 2,293,634 bonus interests ("Bonus Interests") are outstanding to 17 present or former executives and senior employees of the Company ("Bonus Interest Participants"). The Senior Management Bonus Plan is administered by the Bonus Plan Committee of the Board of Directors and may only be amended or terminated early with the consent of the Boards of Directors of the Company and MGM Studios and persons then holding a majority in interest of the outstanding Bonus Interests.

  Subject to certain vesting and other requirements, each Bonus Interest held by a Bonus Interest Participant whose Bonus Interests have been repriced (a "Bonus Interest Repricing Participant") entitles the holder to receive a cash payment if the average of the closing prices of the Common Stock during the 20 trading days plus, in certain circumstances, per share distributions on the Common Stock (together, the "Price") preceding a Determination Date (defined below) is greater than $14.90 (i.e., the "trigger price") and less than $29.80 (i.e., the "ceiling price") (adjusted for stock splits, reverse stock splits and similar events). With respect to Bonus Interests held by all others, each Bonus Interest entitles the holder to receive a cash payment if the Price preceding a Determination Date is greater than $24.00 and less than $48.00 (adjusted for stock splits, reverse stock splits and similar events). The cash payment will be equal to (A) the vested portion of the Bonus Interests on the Determination Date multiplied by (B) the amount by which the Price on the Determination Date is less than $29.80, with respect to Bonus Interest Repricing Participants, or $48.00, with respect to all others, multiplied by
(C) 1.61, with respect to the Bonus Interest Repricing Participants only. In each case, a maximum of $24.00 per Bonus Interest may be received by the holder thereof. Once a payment is made in respect of the vested portion of a Bonus Interest, no further payment is due in respect of that portion. If at any Determination Date the Price equals or exceeds $29.80, with respect to Bonus Interest Repricing Participants, or $48.00, with respect to all others, no payment will thereafter be due in respect of any then-vested portion of a Bonus Interest.

  "Determination Dates" occur on June 30 and December 31 of each year, commencing December 31, 2001 and ending December 31, 2006 and will also occur upon a "Designated Change in Control" (as defined in the Senior Management Bonus Plan) or the taking of any action for the dissolution or liquidation of the Company (each a "Special Circumstance"). In addition, with respect to the applicable Bonus Interest Repricing Participant only, a Determination Date shall occur in the event of a termination of such Bonus Interest Repricing Participant's employment due to death or "Permanent Disability" (as defined in the Senior Management Bonus Plan), if such death or Permanent Disability shall have occurred prior to December 31, 2001, by the Company for "Cause" or by such Bonus Interest Repricing Participant without "Good Reason" (each as defined in the Senior Management Bonus Plan).

  Bonus Interests generally vest 20 percent on the first anniversary of the date of their grant and approximately 1.67 percent each month thereafter. The Senior Management Bonus Plan provides for accelerated vesting and payment in the event of a Special Circumstance (with payment at discounted present value in the event payment is made in connection with a Designated Change in Control which occurs prior to December 31, 2001), accelerated vesting in the event of termination of employment in certain circumstances and payment at discounted present value, for the Bonus Interest Repricing Participant involved, in the event of death or Permanent Disability.

  The foregoing description of the Senior Management Bonus Plan is qualified in all respects by the actual provisions of the Senior Management Bonus Plan and the form of Bonus Interest Amendment which are filed as exhibits to the 10-K for the fiscal year ended December 31, 1998.

Employment Agreements

 Current Executive Officers

  Alex Yemenidjian. The Company entered into an employment agreement with Mr. Yemenidjian effective as of April 26, 1999, which provides that he will serve as Chairman of the Board and Chief Executive Officer for an initial term that ends on April 30, 2004. Pursuant to the agreement, Mr. Yemenidjian is entitled to a current annual salary of $2,500,000 and an annual performance-based bonus determined in accordance with the 2000 Employee Incentive Plan. See "Proposal 4--Approval and Ratification of an Amendment to the 2000 Employee Incentive Plan." Mr. Yemenidjian also received options under the 1996 Incentive Plan to purchase 10,000,000 shares of the Common Stock, consisting of 5,000,000 shares with an exercise price of $14.90 per share and 5,000,000 shares with an exercise price of $30.00 per share. Twenty percent of the stock options vested on April 30, 2000 and vest thereafter at the rate of approximately 1.67 percent per month until fully vested. If Mr. Yemenidjian's employment is terminated without cause, if he terminates the agreement for "good reason" or in the event of a "Designated Change in Control," his stock options under the 1996 Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

  Christopher J. McGurk. The Company entered into an employment agreement with Mr. McGurk effective as of April 28, 1999, which provides that he will serve as Vice Chairman of the Board and Chief Operating Officer for an initial term which ends on April 30, 2004. Pursuant to the agreement, Mr. McGurk is entitled to a current annual salary of $2,075,000, which will increase by $75,000 in April of each year for three years and an annual performance-based bonus determined in accordance with the 2000 Employee Incentive Plan. See "Proposal 4--Approval and Ratification of an Amendment to the 2000 Employee Incentive Plan." In addition, Mr. McGurk received a one-time signing bonus of $1,700,000 and an award of 500,000 shares of the Common Stock. Mr. McGurk also received options under the 1996 Incentive Plan to purchase 3,150,000 shares of the Common Stock, consisting of 1,500,000 shares with an exercise price of $14.90 per share, 1,500,000 shares with an exercise price of $30.00 per share and 150,000 shares with an exercise price of $23.19 per share. Twenty percent of the stock options vest on the first anniversary of the date of grant and vest thereafter at the rate of approximately 1.67 percent per month until fully vested. If Mr. McGurk's employment is terminated without cause or if he terminates the agreement for "good reason" or in the event of a "Designated Change in Control," his stock options under the 1996 Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

  William A. Jones. The Company entered into an employment agreement with Mr. Jones effective as of October 10, 1996, as amended as of July 16, 1999, which provides that he will serve as Senior Executive Vice President for an initial term which ends on October 9, 2004. Pursuant to the agreement, as amended, Mr. Jones is entitled to a current annual salary of $650,000, subject to adjustment as determined by the Company, and an annual discretionary bonus. Mr. Jones also received options under the 1996 Incentive Plan to purchase 170,000 shares of the Common Stock, consisting of 159,584 shares with an exercise price of $14.90 per share and 10,416 shares with an exercise price of $23.19 per share. The Company is also obligated to maintain a term life insurance policy in the face amount of $2,000,000 on Mr. Jones' life for his benefit. If Mr. Jones' employment is terminated without cause or if he terminates the agreement for "good reason," his stock options under the 1996 Incentive Plan and Bonus Interests under the Senior Management Bonus Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

  Jay Rakow. The Company entered into an employment agreement with Mr. Rakow effective as of August 7, 2000, as amended as of March 1, 2001, which provides that he will serve as Senior Executive Vice President and General Counsel for an initial term which ends on August 6, 2003. The Company has an option exercisable on or before ninety days prior to the expiration of the initial term to extend the term of the agreement for two additional years at a salary at least ten percent higher than the salary immediately prior thereto. Pursuant to the agreement, as amended, Mr. Rakow is entitled to a current annual salary of $600,000, subject to adjustment as determined by the Company, and participation in the 2000 Employee Incentive Plan at a level commensurate with his position and title. Mr. Rakow also received options under the 1996 Incentive Plan to purchase 500,000 shares of the Common Stock at an exercise price of $24.88 per share. Twenty percent of the stock options vest on the first anniversary of the date of grant and vest thereafter at the rate of approximately 1.67 percent per month until fully vested. If Mr. Rakow's employment is terminated without cause or if he terminates the agreement for "good reason" or in the event of a "Designated Change in Control," his stock options under the 1996 Incentive Plan will vest immediately and he will be entitled to continued to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

  Daniel J. Taylor. The Company entered into an employment agreement with Mr. Taylor effective as of August 1, 1997, as amended as of June 15, 1998 and November 1, 2000, which provides that he will serve as Senior Executive Vice President and Chief Financial Officer for an initial term which ends on June 14, 2003. Pursuant to the agreement, as amended, Mr. Taylor is entitled to a current annual salary of $850,000, subject to adjustment as determined by the Company, and an annual discretionary bonus. Mr. Taylor also received options under the 1996 Incentive Plan to purchase 750,000 shares of the Common Stock, consisting of 179,168 shares with an exercise price of $14.90 per share, 20,832 shares with an exercise price of $23.19 per share and 550,000 shares with an exercise price of $19.19 per share. In addition, Mr. Taylor was eligible to receive a bonus (the "Taylor Additional Bonus") payable only in the event of a Designated Change in Control (as defined in the 1996 Incentive
Plan). Pursuant to November 1, 2000 amendment to his employment agreement, Mr. Taylor agreed to the cancellation of all of his rights to the Taylor Additional Bonus and all Bonus Interests theretofore granted to him under the Senior Management Bonus Plan. If Mr. Taylor's employment is terminated without cause by the Company or if he terminates the agreement for "good reason," his stock options under the 1996 Incentive Plan will vest immediately and he will be entitled to receive the net present value of the sum of the annual salary through the entire remaining term of the employment agreement and all insurance benefits for the remainder of the term of the employment agreement. As of December 31, 2000, the amount payable to Mr. Taylor in the event of such circumstances would be approximately $2,075,095.

  Each of the above named executives also is entitled to receive certain other benefits, which may include medical insurance and participation in the benefit plans which the Company provides for its senior officers generally.

 Former Executive Officer

  Robert Brada. The Company entered into an employment agreement with Mr. Brada effective as of June 1, 1995, as amended as of June 1, 1998 and as of August 21, 1998, which provided that he would serve as Executive Vice President and General Counsel for an initial term ending on May 31, 2001. Pursuant to the agreement, as amended, Mr. Brada was entitled to an annual salary of $446,250, subject to increase as determined by the Company, and an annual discretionary bonus. In addition, Mr. Brada was eligible to receive a bonus (the "Brada Additional Bonus"), payable only in the event of a Designated Change in Control (as defined in the 1996 Incentive Plan) or certain other major corporate events. Mr. Brada resigned effective May 19, 2000, and all rights to the Brada Additional Bonus were cancelled as of such date.

  The employment agreements of each of Messrs. Yemenidjian, McGurk, Jones, Rakow, Taylor and Brada, also contain: (a) certain nondisclosure provisions which are effective for the term of such individual's employment with the Company and for an indefinite period thereafter and (b) a provision prohibiting the solicitation for employment and employment of certain Company employees, or making derogatory public statements concerning the Company, for a period of one year following termination of employment.

Limitation of Liability and Indemnification Matters

  As permitted by applicable provisions of the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation, as amended to date, contains a provision whereunder the Company will indemnify each of the officers and directors of the Company (or their estates, if applicable), and may indemnify any employee or agent of the Company (or their estates, if applicable), to the fullest extent permitted by Delaware law as it exists or may in the future be amended.

  In addition, the Company has entered into indemnification agreements with its directors, its executive officers and certain other officers providing for indemnification by the Company, including under circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

  The Company currently maintains insurance on behalf of its officers and directors against certain liabilities that may be asserted against any such officer or director in his or her capacity as such, subject to certain customary exclusions. The amount of such insurance is deemed by the Board of Directors to be adequate to cover such liabilities. Pursuant to the Mancuso Consulting Agreement (as defined below), the Company is required to maintain such insurance in a mutually acceptable amount, with Mr. Mancuso as a named insured thereunder, to the extent available at reasonable cost.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation

  Compensation Philosophy. The Compensation Committee of the Board of Directors, together with the Section 162(m) Subcommittee, is responsible for establishing and administering a comprehensive compensation program for the Company's executives, consisting of three key elements:

  .  Base salary;

  .  Annual performance-based bonus; and

  .  Periodic grants of stock options and other stock-based awards.

  The Compensation Committee believes this three-part approach to executive compensation best serves the interests of the Company and its stockholders by
(a) providing incentives to achieve both current and long-term strategic management goals of the Company, with the ultimate objective of enhancing stockholder value; (b) enabling the Company to be effective in attracting, motivating and retaining key executives; (c) correlating the performance of the Company as a whole with individual performance; and (d) providing executives with a financial interest in the Company similar to the interests of the Company's stockholders. The Compensation Committee operates pursuant to a charter that can only be amended by the Board of Directors or its Executive Committee.

  Base Salary. The annual salaries of executives of the Company are generally determined by management and are set forth in such executives' employment agreements, except that approval of the Compensation Committee is required with respect to the hiring, compensation and discharge of, and the terms of any employment agreement or separation arrangement with, any executive serving in a staff position with a title of Executive Vice President or higher (or any similar position with comparable responsibilities) or any executive (line or staff) receiving an annual base salary or aggregate severance package, as the case may be, of $500,000 or more. Any increase in the base salary or other key elements of compensation of such executives, other than as set forth in such employment agreements, requires the approval of the Compensation Committee.

  Annual Performance-Based Bonus. On March 10, 2000, the Compensation Committee and the Section 162(m) Subcommittee approved the adoption of the 2000 Employee Incentive Plan (the "2000 Incentive Plan") for eligible employees ("Participants"), subject to Board ratification and stockholder approval. See "Proposal 4--Approval and Ratification of an Amendment to the 2000 Employee Incentive Plan." In the case of the Named Executive Officers, bonus awards are determined solely by the Section 162(m) Subcommittee as follows: (A) objective performance goals, bonus targets and performance measures are (i) pre-established by the Section 162(m) Subcommittee at a time when the actual performance relative to the goal remains substantially uncertain and (ii) based on such objective business criteria as the Section 162(m) Subcommittee shall determine, including film performance, and earnings before interest, taxes, depreciation and non-film amortization ("EBITDA"), among others; (B) the Section 162(m) Subcommittee may exercise discretion to reduce an award to a Named Executive Officer by up to 25% so long as such reduction does not result in an increase in the amount of the bonus of any other Participant; and (C) prior to the payment of any bonus to any of the Named Executive Officers, the Section 162(m) Subcommittee will certify to the Board of Directors or the Executive Committee that the objective pre-established performance goals upon which such bonus is based have been attained and that the amount of each bonus has been determined solely on the basis of the attainment of such goals (subject to the exercise of the negative discretion discussed above). With respect to the 2000 performance period, bonus awards were made in February 2001 to the Named Executive Officers as follows: Mr. Yemenidjian--$1,298,909; Mr. McGurk--$1,078,094; Mr. Taylor-- $441,629 and Mr. Jones-- $253,287. Neither Mr. Brada nor Mr. Rakow was eligible to receive a bonus award with respect to the 2000 performance period. The business criteria used to determine bonuses for the Named Executive Officers (and the weight given to each factor) were EBITDA (66 2/3%) and film performance (33 1/3%). Such bonuses were based solely on the attainment of the objective performance goals except in the case of one of the Named Executive Officers whose bonus was reduced by 25% through the exercise of subjective judgment. While certain employment agreements (including those of certain of the Named Executive Officers) provide for an annual discretionary bonus, it is the intention of the Compensation Committee, in determining the appropriateness of any discretionary bonus, to consider, among other factors, the performance-based measures used in the 2000 Incentive Plan. Any revisions to the 2000 Incentive Plan or any new performance-based compensation plans require the approval of the Compensation Committee.

  Stock Options and Other Stock-Based Awards. The Compensation Committee believes that a significant component of the compensation paid to the Company's executives over the long term should be derived from stock options and other stock-based awards. The Compensation Committee strongly believes that stock ownership in the Company is a valuable incentive to executives that
(i) serves to align their interests with the interests of the stockholders as a whole and (ii) encourages them to manage the Company in a way that seeks to maximize its long-term profitability. The grant of stock options and other stock-based awards is considered on a case-by-case basis as part of an overall compensation package by taking into account the proposed recipient's past and prospective value to the Company; the performance of the proposed recipient (based upon evaluations and the recommendation of the Chief Executive Officer as to proposed grants for executives other than himself); and the amount of stock options or other stock-based awards previously granted. Grants of stock options and other stock-based awards pursuant to the 1996 Incentive Plan are determined by the Compensation Committee and (in the case of the Named Executive Officers) by the Section 162(m) Subcommittee based on the recommendations of management.

  In January 2000, Messrs. McGurk, Jones, Taylor and Brada were granted, respectively, 150,000, 20,832, 10,416 and 7,708 stock options at an exercise price of $23.19 per share. In August 2000, Mr. Rakow was granted 500,000 stock options at an exercise price of $24.88 per share, and in November 2000, Mr. Taylor was granted 550,000 stock options at an exercise price of $19.19 per share. Previous stock option grants were taken into account in determining the size of the grants made to Messrs. McGurk, Taylor and Jones. The stock option grant to Mr. Rakow was part of an overall compensation package to secure his services for the Company. See "Executive Compensation--Executive Compensation Summary" and "Executive Compensation--Stock-Based Plans." No other stock options were awarded to the Named Executive Officers in 2000.

Compensation Awarded to the Chief Executive Officer

  Mr. Yemenidjian became Chairman of the Board and Chief Executive Officer of the Company in April 1999. He is eligible to participate in the same executive compensation plans and to receive the same benefits generally available to the Company's other senior executives. Pursuant to the terms of his employment agreement, Mr. Yemenidjian's annual base salary is $2.5 million and he was granted an aggregate of 10,000,000 stock options under the 1996 Incentive Plan, 50% of which have an exercise price of $14.90 and 50% of which have an exercise price of $30.00. Mr. Yemenidjian has not been granted any additional stock options. Under the terms of the 2000 Employee Incentive Plan, Mr. Yemenidjian was awarded a bonus of $1,298,909 for the 2000 performance period. See "Executive Compensation--Executive Compensation Summary," "Executive Compensation--Stock-Based Plans" and "Executive Compensation--Employment Agreements--Alex Yemenidjian."

Tax Considerations

  The Compensation Committee's policy is to structure the performance-based portion of the compensation of its Named Executive Officers in a manner that complies with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") whenever, in the judgment of the Compensation Committee, doing so would be consistent with the objectives of the compensation plan under which the compensation would be payable. However, the Compensation Committee has the authority to award non-deductible compensation as it deems appropriate and in the best interests of the Company. In addition, because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and the Treasury Regulations issued thereunder, no assurance can be given that compensation intended by the Compensation Committee and the
Section 162(m) Subcommittee to satisfy the requirements for deductibility under Section 162(m) will so qualify.

  The foregoing report of the Compensation Committee and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Commission under the Securities Act or the Exchange Act or incorporated by reference in any document so filed, except to the extent the Company specifically incorporates such report or the performance graph by reference therein.

                                          COMPENSATION COMMITTEE:

                                          Jerome B. York (Chairman)(1)
                                          Willie D. Davis(1)
                                          Alexander M. Haig, Jr.





--------
(1) Member of the Section 162(m) Subcommittee

Company Stock Price Performance Graph

  The following graph compares the Company's cumulative total stockholder return with those of Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's Entertainment Group Index for the period commencing November 13, 1997 (the first day of trading of the Common Stock on the NYSE) and ending December 31, 2000, including the reinvestment of any dividends. No dividends were paid in respect of the Company's securities during the period.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

[PERFORMANCE GRAPH APPEARS HERE]

                                                                S&P
                                                           Entertainment S&P 500
                   Measurement Date                Company  Group Index   Index
                   ----------------                ------- ------------- -------
     November 13, 1997............................ $100.00    $100.00    $100.00
     December 31, 1997............................ $ 95.24    $118.11    $106.43
     December 31, 1998............................ $ 62.80    $160.02    $136.84
     December 31, 1999............................ $112.20    $187.24    $165.64
     December 31, 2000............................ $ 77.86    $159.82    $150.55

                                 BENEFIT PLANS

MGM Retirement Plan

  The MGM Retirement Plan is a defined benefit plan under which all contributions are made by MGM. Employees of the Company who had completed at least one year of service prior to December 31, 2000 are participants in the plan and become vested upon completion of five years of service. Participants, or their beneficiaries, are entitled to receive benefits which have vested under the plan upon their normal, early or deferred retirement or upon the total and permanent disability, death or other termination of such participant's employment and after attaining normal or early retirement age. The compensation covered by the MGM Retirement Plan includes base salary only, and not bonus or other amounts.

  The Company has the right to amend or terminate the MGM Retirement Plan at any time. If the plan is terminated, the available assets held in trust will be used to pay benefits to participants. If termination occurs when the plan's assets are not sufficient to pay all benefits accrued to the date of the termination, the assets held in trust under the plan will be allocated among participants in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company is not liable for the payment of MGM Retirement Plan benefits from its own assets. Upon full satisfaction of the MGM Retirement Plan's liability to employees and their beneficiaries, any amount remaining in the plan will be returned to the Company.

  The Internal Revenue Code requires certain provisions for benefit accruals if a defined benefit plan becomes "top heavy," that is, if the value of accrued benefits for "key employees" is more than 60 percent of the total value of all accrued benefits. While the Company believes that it is unlikely that the MGM Retirement Plan will ever become top heavy, in such an event, it may become necessary to amend the MGM Retirement Plan to conform it to the applicable Internal Revenue Code requirements.

  Effective as of December 31, 2000, the MGM Retirement Plan was amended to
(i) freeze the benefit accrual service of all participants, (ii) prohibit the further accrual of benefits thereunder and (iii) prohibit any additional employees from commencing participation therein on or after January 1, 2001.

MGM Savings Plan

  Employees of the Company who have completed one year of service participate in the MGM Savings Plan (the "Savings Plan"), which is managed by CIGNA Retirement and Investment Services. Participants may contribute a portion of their pre-tax compensation (up to a maximum of $10,500) and after-tax compensation (subject to certain limitations) into the Savings Plan and direct the investment of such contributions. The Company matches 100 percent of such employee contributions up to four percent of such employee's eligible compensation.

  Effective January 1, 1998, the Savings Plan was amended to allow the matching contributions to be made in cash or in shares of the Common Stock. The employee contributions to the Savings Plan and the earnings thereon are always 100 percent vested. The matching contributions and the earnings thereon vest 20 percent for each full year of service and employees become 100 percent vested (i) after five years of service, (ii) upon their total and permanent disability or (iii) upon their death.

  Effective as of January 1, 2001, the Savings Plan was further amended to provide for the addition of certain fixed and variable contributions by the Company in shares of the Common Stock, the amount of such contributions to be based on an age-weighted percentage of each participant's base salary. Such additional contributions vest upon a participant's completion of five years of service with the Company.

  As of March 6, 2001, the Company had contributed an aggregate of 250,328 shares of the Common Stock to the Savings Plan.

                                  PROPOSAL 2

                APPROVAL OF THE ISSUANCE OF COMMON STOCK TO THE
                        COMPANY'S PRINCIPAL STOCKHOLDER

  On February 1, 2001, the Company agreed to invest $825 million in cash for a 20 percent interest in two general partnerships which own and operate the American Movie Channel, Bravo, the Independent Film Channel and WE: Women's Entertainment (formerly Romance Classics). These partnerships are now 100 percent owned by Rainbow Media Holdings, Inc., a 74 percent subsidiary of Cablevision Systems Corporation. The Company intends to obtain the cash for this transaction through sales of its equity securities.

  As of March 14, 2001, the Company had sold approximately 16.1 million shares of Common Stock to unaffiliated investors in a direct placement registered offering for total consideration of approximately $313.5 million. In addition, Tracinda indicated to the Company that it was willing to invest $325 million in the Company's equity to provide it with part of the funds needed to complete the cable investment. However, because of Tracinda's control position with the Company, the Company is required by the rules of the New York Stock Exchange to obtain stockholder approval of the issuance of significant amounts of voting securities before any such issuance. In order to comply with the Exchange's rules, Tracinda purchased 15,715,667 shares of the Company's non-voting Preferred Stock in February 2001 for the same per share price for which the Common Stock was sold in the February registered offering, or a total purchase price of approximately $325 million, on the condition that the Company submit the issuance of Common Stock upon conversion of the Preferred Stock to the Company's stockholders at this meeting.

  The Board of Directors unanimously approved the sale of the Preferred Stock to Tracinda and the issuance, subject to stockholder approval, of Common Stock, on a share-for-share basis, upon conversion of the Preferred Stock. The Board of Directors recommends adoption of this proposal by the stockholders. Tracinda has indicated that it intends to vote in favor of the proposal, thereby assuring its adoption.

  Upon approval by the Company's stockholders, including Tracinda, of this proposal, Tracinda has indicated it will convert the 15,715,667 shares of Preferred Stock into an equal number of shares of Common Stock. Before February 2001, the Tracinda Group beneficially owned approximately 86.4 percent of the outstanding Common Stock. Assuming conversion of the Preferred Stock, and giving effect to recent registered sales of Common Stock, the Tracinda Group will beneficially own approximately 81.5 percent of the outstanding Common Stock.

  The rights, preferences, privileges and restrictions for the Preferred Stock are set forth in the Certificate of Designation of Preferred Stock of the Company filed with the Secretary of State of Delaware on February 7, 2001. The principal terms of the Preferred Stock are summarized below. This summary is qualified in all respects by the actual provisions of the Certificate of Designation which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

  Liquidation Preference. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, holders of the Preferred Stock will be entitled to receive an amount equal to $0.01 per share prior to any distribution to holders of Common Stock.

  Dividends. No dividends are payable with respect to the Preferred Stock.

  Voting Rights. Generally, the holder of the Preferred Stock has no voting rights. However, such holder's approval is required for an amendment to the Company's Certificate of Incorporation which would materially alter or change the powers, preferences or special rights of the Preferred Stock so as to adversely affect such holder.

  Conversion. Upon approval by the Company's stockholders of this proposal, each outstanding share of Preferred Stock will become convertible, at the option of the holder, into one share of the Common Stock.

  Registration Rights. The issuance of the Common Stock to Tracinda upon conversion of the Preferred Stock will not be registered under applicable securities laws. The Company has agreed that Tracinda has the right to demand that the Company register, under federal securities laws, the resale by it of the Common Stock acquired upon conversion of the Preferred Stock.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 2.

                                  PROPOSAL 3

                   APPROVAL AND RATIFICATION OF AMENDMENT TO
                AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

Description and Purpose of the Amendment

  The Board of Directors and the Compensation Committee have proposed, subject to stockholder approval, to amend the Company's Amended and Restated 1996 Stock Incentive Plan (the "1996 Incentive Plan"). The purpose of the amendment is to broaden the category of individuals eligible to receive awards under the Plan. Currently participants under the 1996 Incentive Plan must be "employees" of the Company or its subsidiaries. After the amendment, that will continue to be the case for participants eligible to receive incentive stock options. However, for all other awards under the 1996 Incentive Plan, an eligible participant will mean an "employee" as defined in Form S-8 under the Securities Act of 1933. (Form S-8 is the registration statement form used to register the offer and sale of securities in connection with an employee benefit plan.) Form S-8 defines "employee" to be "any employee, director, general partner, trustee (where the registrant is a business trust), officer, or consultant or advisor" of the Company, any of its subsidiaries or any parent.

  The purpose of the amendment is to allow the grant of non-qualified options to non-employee directors under the 1996 Incentive Plan. The Company believes that the grant of options to non-employee directors will benefit the Company because it will (a) increase the non-employee directors' personal interest in the continued success and progress of the Company, (b) more closely align the interests of non-employee directors and the Company's stockholders and (c) be an important aid in attracting and retaining individuals of exceptional ability to serve on the Company's Board of Directors. No determination has been made as yet as to the amount of any award which may be granted to non-employee directors if this proposal is adopted. In addition, after the amendment, non-employee directors would also be eligible to receive other types of awards available under the 1996 Incentive Plan, including stock appreciation rights, restricted stock and phantom stock. However, the Company has no plans at this time to grant any such awards to non-employee directors.

  To effectuate the purpose of the amendment, the Company proposes to amend
Section 2 of the 1996 Incentive Plan in its entirety to read as follows:

  "SECTION 2. PERSONS ELIGIBLE UNDER THE PLAN

  (a) With respect to any Award, as defined in Section 3(a) of the Plan, intended to qualify as an Incentive Stock Option, as defined in Section 3(d)(ii) of the Plan, "Participant" shall mean an employee as defined in accordance with Treasury Regulation (S)1.421-7(h)(1).

  (b) With respect to any other Award, "Participant" shall mean an employee as defined in Form S-8 under the Securities Act of 1933, as amended."

  As of March 6, 2001, the closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, was $18.60.

The 1996 Incentive Plan

  The 1996 Incentive Plan reserves 30,000,000 shares of Common Stock for issuance pursuant to awards granted thereunder. See "Information Regarding the Board of Directors and Certain Committees--Compensation Committee; Subcommittees; Compensation Committee Interlocks and Insider Participation." As proposed to be amended, approximately 435 participants would be eligible to receive awards under the 1996 Incentive Plan. Approximately 425 participants currently hold options granted under the 1996 Incentive Plan. See "Executive Compensation--Stock-Based Plans--1996 Incentive Plan."

Federal Income Tax Consequences

  Stock Options. An optionee who is granted an incentive stock option generally will not recognize taxable income either upon the grant or the exercise of an incentive stock option, provided the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. However, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be includable for purposes of determining any alternative minimum tax of an optionee. If an optionee who has exercised any incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (a) the exercise price and the fair market value of the shares on the date of exercise or (b) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

  An optionee granted a non-qualified stock option is not subject to many of the restrictions involving incentive stock options. An optionee will not recognize any taxable income at the grant of the non-qualified option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such options equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any taxable income recognized in connection with a non-qualified option exercised by an optionee will be subject to tax withholding. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

  Other Awards. The current federal income tax consequences of other awards authorized under the 1996 Incentive Plan are generally in accordance with the following:

  . warrants and stock appreciation rights are subject to ordinary income tax at the time of exercise and not at the date of grant;

  . restricted stock subject to a substantial risk of forfeiture results in income recognition by the participant of the excess of the fair market value of the shares covered by the award over the purchase price paid only at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and

  . stock awards, performance shares, phantom stock and dividend equivalents are generally subject to ordinary income tax at the time of payment.

  In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 3.

                                  PROPOSAL 4

                        APPROVAL AND RATIFICATION OF AN
                 AMENDMENT TO THE 2000 EMPLOYEE INCENTIVE PLAN

  On March 10, 2000, the Compensation Committee and the Performance-Based Compensation Subcommittee (the "Section 162(m) Subcommittee") of the Board of Directors adopted, and the Board of Directors and the stockholders subsequently ratified, the 2000 Employee Incentive Plan (the "2000 Incentive Plan") for eligible employees ("Participants"). All regular employees of the Company are eligible to participate in the 2000 Incentive Plan in accordance with the terms thereof.

  Under the 2000 Incentive Plan, which is designed to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Tax Code, annual bonuses are awarded to Participants upon the attainment of certain performance goals established in advance by the Compensation Committee on the recommendation of management. The amount of a Participant's bonus is a function of several factors, including (i) the bonus target for such Participant based upon title and level of responsibility and expressed as a percentage of base salary, (ii) the percentage of the bonus target allocated to certain corporate and divisional performance measures, (iii) the achievement of the pre-established goals with respect to the relevant performance measures, and (iv) the exercise of management discretion with respect to up to 25% of the bonus.

  Under the terms of the 2000 Incentive Plan, the entire amount of any bonus award is payable in cash. On October 4, 2000, the Executive Committee of the Board of Directors approved (subject to stockholder approval) an amendment to the 2000 Incentive Plan which provides that commencing with the 2001 performance period such portion of the bonus award in excess of the bonus target amount may, at the discretion of the Compensation Committee, be payable in shares of the Common Stock.

  The purpose of the amendment is to provide the Company with the flexibility, in the event the performance goals are exceeded, to distribute a portion of the award to participants in the form of shares of Common Stock, thereby increasing the personal interest of participants in the long-term success and progress of the Company.

  To effectuate this purpose, the Company proposes to add a new section to
Article 6 of the 2000 Incentive Plan to read as follows:

    6.5 Form of Payment. With respect to the 2000 Performance Period, the entire amount of any Award shall be payable in cash. Commencing with the 2001 Performance Period and for each Performance Period thereafter, such portion of an Award as shall be equal to or less than the Bonus Target amount shall be payable in cash and the amount, if any, in excess thereof (the "Excess Amount") may be payable either in cash or in shares of MGM common stock, $.01 par value per share (the "Common Stock"), as the Committee shall determine in its discretion. In the event the Committee shall determine that the Excess Amount shall be payable in shares of the Common Stock, the precise number of shares payable to a Participant shall be the result (rounded up to the nearest whole share) obtained by dividing the Excess Amount by the closing price of the Common Stock on the New York Stock Exchange on the day the Committee certifies to the Board that one or more of the Performance Goals for such Performance Period have been attained.

  The number of shares of the Common Stock, if any, that will be received by, or allocated to (i) the Named Executive Officers, individually and as a group;
(ii) the directors of the Company, as a group, who are not Named Executive Officers and (iii) the employees of the Company, as a group, other than the Named Executive Officers, as a result of the proposed amendment to the 2000 Incentive Plan is not determinable. If the amendment had been in effect during the fiscal year ended December 31, 2000 and the Committee had determined to pay the Excess Amount in shares of the Common Stock, 31,283 shares would have been issuable to the Named Executive Officers as a group, 66,608 shares would have been issuable to the employees of the Company, as a group, other than the Named Executive Officers, and no shares would have been issued to the directors of the Company, as a group, who are not Named Executive Officers.

  As of March 6, 2001, the closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, was $18.60.

  The Section 162(m) Subcommittee established the fiscal year 2001 performance goals for the Named Executive Officers based upon the ultimate revenue-to-cost ratio of motion pictures released by United Artists during the fiscal year and the internal rate of return of motion pictures released by MGM Pictures during the fiscal year (collectively, "film performance") and EBITDA. The Compensation Committee believes that the specific performance goals constitute confidential business information, the disclosure of which could adversely affect the Company.

  The foregoing description of the 2000 Incentive Plan is qualified in all respects by the actual provisions of such plan which is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Board of Directors believes, in general, that it is desirable and in the best interests of the Company and its stockholders to enable the Company's executive compensation plans to comply with the requirements of Section 162(m). The Board further believes that the 2000 Incentive Plan is consistent with the Company's existing policies that correlate the performance of the Company as a whole with employee compensation. The 2000 Incentive Plan also serves the Company's interests by granting to the Compensation Committee and, in the case of the Named Executive Officers, the Section 162(m) Subcommittee, discretion in determining the performance goals, bonus targets and the business criteria by which performance is to be measured.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 4.

                                  PROPOSAL 5

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Company's Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. Although the appointment of Arthur Andersen LLP is not required to be submitted to a vote of the stockholders, the Board of Directors and the Audit Committee believe it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors and the Audit Committee will reconsider their selection. Proxies solicited by the Board will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 5.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sale of Unregistered Securities

  Pursuant to a Stock Purchase Agreement entered into as of February 5, 2001 between Tracinda and the Company, Tracinda purchased an aggregate of 15,715,667 shares of the Preferred Stock for total consideration of approximately $325 million. The Preferred Stock will become convertible, at the option of the holder, into Common Stock on a share-for-share basis upon stockholder approval of the issuance of Common Stock to Tracinda, which approval is the subject of Proposal 2. The Preferred Stock will not bear dividends but will have a liquidation preference of $.01 per share. Tracinda will have a demand registration right for the Common Stock it receives upon conversion of the Preferred Stock. See "Proposal 2--Approval of the Issuance of Common Stock to the Company's Principal Stockholder.

Shareholders Agreement

  The Tracinda Group, the Company, and certain current and former executives and employees of the Company are parties to the Shareholders Agreement, which provides for certain rights relating to the shares of the Common Stock, including registration rights and transfer restrictions. See "Ownership of Voting Securities--Shareholders Agreement."

Other Transactions

  In February 1980, a predecessor-in-interest to the Company granted to a predecessor-in-interest to MGM MIRAGE, previously known as MGM Grand, Inc. ("MGM MIRAGE") an exclusive open-ended royalty-free license, which was amended in 1992 and further amended in 1998. Pursuant to the license, as amended, MGM MIRAGE has the right to use certain trademarks that include the letters "MGM," as well as logos and names consisting of or related to stylized depictions of a lion, in its resort hotel and/or gaming businesses and other businesses that are not related to filmed entertainment. In 1986, a predecessor-in-interest to the Company granted MGM Grand Air, Inc. ("Grand Air") an exclusive open-ended royalty-free license to use one of its logos consisting of a stylized depiction of a lion in Grand Air's airline business. The Company did not receive any monetary compensation for these licenses. In June 2000, in consideration of the payment to the Company of an annual royalty of $1,000,000, such license was further amended to permit MGM MIRAGE to use the letters "MGM" combined with the name "Mirage" in the same manner and to the same extent that it was permitted theretofore to use the name "MGM MIRAGE." Tracinda owns a majority of the outstanding common stock of MGM MIRAGE, the parent of both MGM Grand Hotel, Inc. ("Grand Hotel") and Grand Air. Additionally, the Company and affiliates of Tracinda occasionally conduct cross-promotional campaigns in which the Company's motion pictures and the affiliates' hotels are promoted together; however, the Company believes that the amounts involved are immaterial.

  The Company and Grand Hotel have an ongoing relationship whereby Grand Hotel can utilize key art, still photographs of artwork and one minute film clips from certain of the Company's motion picture releases on an as-needed basis. The Company does not receive any monetary compensation for these licenses.

  The Company periodically sells to Grand Hotel and certain of its affiliates, on a wholesale basis, videocassettes and other merchandise such as baseball caps, clothing, keychains and watches bearing the Company's trademarks and logos for resale to consumers in retail shops located within MGM MIRAGE's hotels. For the year ended December 31, 2000, the Company recognized revenues of approximately $6,000 for the sale of certain merchandise to Grand Hotel.

  From time to time, the Company uses aircraft owned by Tracinda for use in the Company's business. The Company believes that the terms of such arrangements are no less favorable to the Company than those that could be obtained from unrelated parties. For the year ended December 31, 2000, the aggregate of the payments made to Tracinda for the use of such aircraft was approximately $98,000.

  Following his resignation on April 26, 1999, Frank Mancuso, formerly Chairman and Chief Executive Officer of the Company and currently a director, entered into a consulting agreement with the Company (the "Mancuso Consulting Agreement"), which provided that he would serve as a non-exclusive consultant for a term commencing May 1, 1999 and ending October 10, 2001. Under such arrangement, Mr. Mancuso was entitled to an annual base consulting fee of $2 million (the "Base Fee") and additional payments of $3 million on November 18, 1999 and $2,688,525 on November 18, 2000 (collectively, the "Additional Fee"). Pursuant to the terms of the Mancuso Consulting Agreement, all such amounts were subject to acceleration and payment of the net present value of the remaining payments in a lump sum in certain circumstances (an "Acceleration Event"). During 2000, Mr. Mancuso received a Base Fee of $571,191 for services through March 23, 2000. Following the occurrence of an Acceleration Event on March 23, 2000, Mr. Mancuso received a lump sum of $5,483,089 representing the balance of the Base Fee and Additional Fee, less an adjustment of $4,050 for insurance and benefits.

  In March 2000, the Company entered into an agreement in principle with a subsidiary of American Zoetrope ("Zoetrope"), a production company owned by Mr. Coppola, a director of the Company and a member of the Executive Committee, for the financing and distribution in the U.S. and Canada of lower budget theatrical motion pictures to be produced by Zoetrope over a three-year period. Under the agreement, the Company has an exclusive "first look" on projects developed by Zoetrope with a budget (or anticipated budget) of less than $12 million and, subject to certain conditions being met, the Company will acquire distribution rights in the U.S. and Canada as well as certain other ancillary rights on up to ten qualifying pictures produced by Zoetrope in exchange for an amount equal to no more than $2.5 million per picture. In addition, the Company has agreed to spend a minimum of between approximately $1 million to $2.25 million per qualifying picture in marketing and release costs.

  In December 1999, in exchange for creative services provided by Mr. Coppola in connection with certain of the Company's film product, the Company agreed to provide Zoetrope certain office space and office furnishings/equipment at no charge for a two-year period.

       STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2001 ANNUAL MEETING

  Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit to the Company a proposal that qualifies for inclusion in the Company's proxy statement and proxy relating to the annual meeting of stockholders to be held in 2002 must submit such proposal so that it is received by the Company no later than November 30, 2001 and must satisfy the other requirements of Rule 14a-8. All such stockholder proposals should be submitted to the Secretary of the Company. Under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a stockholder that the stockholder does not seek to include in the Company's proxy statement and proxy for such meeting pursuant to Rule 14a-8 unless the Company is notified about the proposal a reasonable time before the date the Company mails its proxy materials for such meeting and the stockholder satisfies the other requirements of Rule 14a-4(c).

                                 OTHER MATTERS

  While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxies, however, to consider and vote upon any additional matters that may be presented.

         ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

  The Company's Annual Report to Stockholders and Annual Report on Form 10-K (without exhibits thereto) for the year ended December 31, 2000 accompany this Proxy Statement. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon request. To obtain any such exhibits, contact the Corporate Secretary of the Company at 2500 Broadway Street, Santa Monica, CA 90404, or call (310) 449-3000.

  Stockholders are urged to immediately mark, date, sign and return the enclosed proxy in the envelope provided, to which no postage need be affixed if mailed in the United States.

                                          By order of the Board of Directors,

                                          /s/ William Allen Jones

                                          William Allen Jones
                                          Senior Executive Vice President
                                          and Secretary

Santa Monica, California
March 30, 2000

                                                                     Appendix A

                        CHARTER OF THE AUDIT COMMITTEE
                         OF THE BOARD OF DIRECTORS OF
                           METRO-GOLDWYN-MAYER INC.

OVERALL MISSION

  The Audit Committee (the "Committee") is appointed by the Board of Directors of Metro-Goldwyn-Mayer Inc. (the "Company") to assist the Board in monitoring
(i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements and (iii) the performance and independence of the Company's internal and outside auditors. In fulfilling its responsibilities, the Committee oversees, among other things, the financial reporting process, the system of internal controls, the audit process and the Company's policies and procedures respecting compliance with governmental laws, rules and regulations and the Company's Code of Conduct and Conflict of Interest Policy. This Charter shall become effective upon its adoption by the Board of Directors.

COMPOSITION AND ORGANIZATION

  Commencing May 4, 2000, the Audit Committee will be comprised of at least three (3) directors appointed by the Board of Directors, each to serve until the next succeeding annual organizational meeting of the Board (following the Annual Meeting of Stockholders) or until his or her earlier death, resignation, disqualification or removal. One of its members shall be appointed to serve as chairman and shall preside at Committee meetings and make regular reports to the Board. The Committee shall meet as frequently as necessary to properly carry out its responsibilities, but not less than four
(4) times annually. Such meetings, at the Committee's discretion, may be in person, by telephone or by unanimous written consent. The Committee shall keep written minutes of its meetings, which shall be retained in the minute books of the Company.

QUALIFICATIONS FOR MEMBERSHIP

  Each member of the Audit Committee shall be financially literate (i.e., able to read and understand financial statements) and at least one member shall have accounting or related financial management expertise. Each member shall be independent and free of any relationship that, in the business judgment of the Board, would interfere with the exercise of independent judgment with respect to the Company and its management.* No director shall qualify for membership if he or she (i) serves as an executive of another corporation whose compensation committee includes any executive of the Company or (ii) is an immediate family member of any person who is employed as an executive officer of the Company or any of its affiliates. Members shall have such other qualifications as shall be imposed from time to time by the Securities and Exchange Commission (the "SEC") or the New York Stock Exchange.

DUTIES AND RESPONSIBILITIES

  The Audit Committee shall have the following duties and responsibilities and such other responsibilities as the Board of Directors shall require from time to time:

--------
* While the Board may not appoint a director who is employed by the Company or any if its affiliates until three years following the termination of such employment, the Board may, despite the three-year restriction, appoint one director who is no longer so employed if (i) the Board determines in its business judgment that membership on the committee by such director is required by the best interests of the Company and its stockholders and (ii) the Company discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reason for such determination.

A. FINANCIAL REPORTING

  1. Review with management and the outside auditors the Company's annual financial results and the Company's Annual Report on Form 10-K, including the audited financial statements and related disclosures required by the SEC and by generally accepted accounting principles. Review and discuss any major issues concerning, or significant changes in, the accounting policies, principles or practices of the Company.

  2. Require the outside auditors to (i) review the financial information included in the Company's interim financial statements before the Company files its Quarterly Report on Form 10-Q with the SEC and (ii) report the results of such review to the Committee.

  3. Review with management and the outside auditors significant accounting, tax and reporting issues, including recent professional and regulatory pronouncements, to determine their impact, if any, on the Company's financial statements. Review any significant financial risk exposures facing the Company and management's plans to monitor, control and/or minimize such exposures.

B. INTERNAL CONTROLS

  1. Discuss with the outside auditors the adequacy of the Company's system of internal controls (including the controls, security and breakdown contingency plans for computerized systems and applications) and whether prior recommendations concerning internal controls made by internal and outside auditors have been implemented by management.

  2. Review the activities, organizational structure, independence and effectiveness of the internal audit function, including the scope of its responsibilities and the adequacy of its staffing and budget. Review the annual internal audit plan, completed audit reports, recommendations and follow-up. Review the significant reports to management prepared by the internal auditors and management's responses thereto.

  3. Meet with the outside auditors, members of the corporate audit department, the chief financial officer and/or any other members of management in separate executive sessions from time to time to discuss any matters the Committee or any of the foregoing persons believe should be discussed privately. The Committee may investigate any matters brought to its attention within the scope of its duties and may, in its discretion, retain legal counsel or independent financial or other advisors for such purpose.

C. AUDIT PROCESS

  1. Recommend to the Board the appointment of the independent accounting firm to be selected to audit the financial statements of the Company and its subsidiaries. Such firm shall ultimately be accountable to the Audit Committee and the Board, which shall have the ultimate authority and responsibility for the selection, evaluation and replacement of such firm.

  2. Meet with the outside auditors prior to the annual audit to review the engagement proposal, including the planning, staffing and scope of the audit and the fees to be charged.

  3. Following completion of the audit, review with the outside auditors (a) any significant changes in the audit plan; (b) any difficulties or significant disagreements with management encountered in the course of the audit, including any restrictions on the scope of activities or access to required information; (c) the nature and extent of any material proposed adjustments; (d) the management letter and the Company's response thereto and (e) any other matters required under generally accepted auditing standards to be communicated to the Audit Committee or the Board of Directors. Obtain from the outside auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

  4. Review and discuss with the outside auditors at least annually their formal written statement concerning their independence, which statement shall delineate all relationships with the Company, any non-audit services provided to the Company and related fees. Engage in an active dialogue with the outside auditors concerning any disclosed relationships or services that may affect the objectivity and independence of the outside auditors. Recommend that the Board of Directors, in response to such written statement, take such steps as it may deem appropriate to oversee the independence of the outside auditors.

D. POLICIES AND PROCEDURES

  1. Ascertain from management, legal counsel, the outside auditors and/or the senior internal audit executive whether the Company and its controlled affiliates are in compliance with governmental laws, rules and regulations and whether there are any legal or regulatory compliance matters that could have a material impact on the Company's financial statements.

  2. Review the results of any investigation and follow-up (including any disciplinary action) with respect to fraudulent or illegal acts or accounting irregularities.

  3. Endeavor to maintain effective working relationships with, and provide an open channel of communication to, management, the Board, the internal audit department and the outside auditors.

E. GENERAL

  1. Review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval. Direct that a copy of this Charter be included as an appendix to the Company's proxy statement commencing in 2001 and thereafter at least once every three years.

  2. Prepare the Audit Committee Report required by the SEC to be included in the Company's annual proxy statement commencing in 2001, disclosing, among other things, whether the Audit Committee (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the outside auditors the matters required by Statement on Auditing Standards No. 61; (iii) has received from, and discussed with, the outside auditors the required written disclosures regarding their independence and (iv) based on such review and discussion, has recommended to the Board of Directors that the Company's audited financial statements be filed with the SEC on Form 10-K. The report shall also disclose whether the Audit Committee has a written charter.

LIMITATION ON DUTIES

  While the Audit Committee has the duties, responsibilities and authority set forth in this Charter, nothing contained herein shall be deemed to impose on the Committee any duty, in the ordinary course, to plan or conduct audits or to make any determination that the Company's financial statements are accurate and in accordance with generally accepted accounting principles. Such duties are the responsibility of management.

                            METRO-GOLDWYN-MAYER INC.

                    Proxy for Annual Meeting of Stockholders
                                  May 2, 2001
                 Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints WILLIAM A. JONES, JAY RAKOW and DANIEL J. TAYLOR, and each of them, Proxies, with full power of substitution, to represent and vote all shares of the common stock, $.01 par value per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc. to be held at the St. Regis Hotel located at 2055 Avenue of the Stars, Los Angeles, California on May 2, 2001, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

      The Board of Directors recommends a vote FOR Items 1, 2, 3, 4 and 5.

                 (Continued and to be SIGNED on the other side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                            METRO-GOLDWYN-MAYER INC.

                         Annual Meeting of Stockholders

                             Wednesday, May 2, 2001
                                   10:00 a.m.
                                St. Regis Hotel
                            2055 Avenue of the Stars
                            Los Angeles, California

                                ADMISSION TICKET

     This ticket must be presented at the door for entrance to the meeting.

--------------------------------------------------------------------------------
                                                               Please mark   [X]
                                                               your votes as
                                                               indicated in
                                                               this example

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR all of the nominees in Proposal 1, FOR each of the other Proposals and in accordance with the best judgment of the proxy holders or any of them on any other matters which may properly come before the meeting or any adjournment or postponement thereof.


1. Election of Directors

     FOR all nominees
     named (except as     Withhold Authority
     marked to the        for all nominees
     contrary)            named
       [_]                  [_]

Names of Nominees: James D. Aljian, Francis Ford Coppola, Willie D. Davis, Alexander M. Haig, Jr., Michael R. Gleason, Kirk Kerkorian, Frank G. Mancuso, Christopher J. McGurk, Priscilla Presley, Henry D. Winterstern, Alex Yemenidjian, Jerome B. York.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

---------------------------------------------------

2. Approval of issuance of common stock to principal stockholder

   FOR   AGAINST   ABSTAIN
    [_]     [_]       [_]

3. Approval of an amendment to Amended and Restated 1996 Stock Incentive Plan

    FOR   AGAINST   ABSTAIN
     [_]     [_]       [_]

4. Approval of an amendment to 2000 Employee Incentive Plan

     FOR   AGAINST   ABSTAIN
      [_]     [_]       [_]

5. Ratification of the selection of independent auditors

      FOR   AGAINST   ABSTAIN
      [_]     [_]       [_]


                                            I plan to attend the meeting  [_]

                                            Dated:________________________, 2001

                                            ___________________________________
                                            Signature

                                            ____________________________________
                                            Signature if held jointly

                                            Please sign your name exactly as it
                                            appears hereon. In the case of joint
                                            owners, each should sign. If signing
                                            as executor, trustee, guardian or in
                                            any other representative capacity or
                                            as an officer of a corporation,
                                            please indicate your full title as
                                            such.
--------------------------------------------------------------------------------

                               ADMISSION TICKET


                                Annual Meeting
                                      of
                           Metro-Goldwyn-Mayer Inc.
                            Wednesday, May 2, 2001
                                  10:00 a.m.
                                St. Regis Hotel
                           2055 Avenue of the Stars
                            Los Angeles, California
-------------------------------------------------------------------------------
                                    Agenda

       1. To elect a Board of Directors.
       2. To consider and act upon a proposal regarding the issuance of 15,715,667 shares of the common stock of the Company to the Company's principal stockholder.
       3. To consider and act upon the approval and ratification of an amendment to the Amended and Restated 1996 Stock Incentive Plan.
       4. To consider and act upon the approval and ratification of an amendment to the 2000 Employee Incentive Plan.
       5. To consider and act upon the ratification of the selection of Arthur Andersen LLP as independent auditors of Metro-Goldwyn-Mayer Inc. for the fiscal year ending December 31, 2001.
       6. To transact such other business as may properly come before the meeting or any adjournments thereof.
-------------------------------------------------------------------------------